FORM 10f-3

                               THE BLACKROCK FUNDS

                        Record of Securities Purchased
                  Under the Trust's Rule 10f-3 Procedures

1.	Name of Purchasing Portfolio:  BlackRock North
Carolina Municipal Money Market Portfolio (BR-NCMM),
BlackRock Pennsylvania Municipal Money Market
Portfolio (BR-PAMM), BlackRock Virginia Municipal
Money Market Portfolio (BR-VAMM), CMA Multi-state
Municipal Series Trust, CMA Arizona Municipal Money
Fund (L-AZCMA), CMA Multi-state Municipal Series
Trust, CMA California Municipal Money Fund (L-CACMA),
Cal Money (L-CAMNY), CMA Multi-state Municipal Series
Trust, CMA Connecticut Municipal Money Fund (L-CTCMA),
CMA Multi-state Municipal Series Trust, CMA Florida
Municipal Money Fund (L-FLCMA), CMA Multi-state
Municipal Series Trust, CMA Massachusetts Municipal
Money Fund (L-MACMA), CMA Multi-state Municipal Series
Trust, CMA Michigan Municipal Money Fund (L-MICMA),
Muni Fund (L-MUNIF), CMA Multi-state Municipal Series
Trust, CMA North Carolina Municipal Money (L-NCCMA),
CMA Multi-state Municipal Series Trust, CMA
Pennsylvania Municipal Money Fund (L-PACMA), Merrill
Lynch Institutional Tax Exempt Fund of Merrill Lynch
Funds for Inst (L-TE), Master Tax-Exempt Trust (MF-L-
TET)

2.	Issuer:    Puerto Rico Commonwealth TRANS

3.	Date of Purchase:  10/18/07

4.	Underwriter from whom purchased:  Wachovia Securities
LLC

5.	Name of Affiliated Underwriter (as defined in the
Trust's procedures) managing or participating in syndicate: Merrill Lynch & Co.

6.	Aggregate principal amount of purchased (out of total
offering):   $220,000,000 out of $1,010,000,000

7.	Aggregate principal amount purchased by funds advised
by BlackRock and any purchases by other accounts with
respect to which BlackRock has investment discretion
(out of the total offering): $220,000,000 out of
$1,010,000,000

8.	Purchase price (net of fees and expenses):  100.520

9.	Date offering commenced:  10/18/07

10.	Offering price at end of first day on which any sales
were made:  100.619

11.	Have the following conditions been satisfied:	  Yes	   No

a.	The securities are part of an issue registered
under the Securities Act of 1933, as amended, which
is being offered to the public, or are Eligible
Municipal Securities, or are securities sold in an
Eligible Foreign Offering or are securities sold in an
Eligible Rule 144A Offering or part of an issue of
government securities.						 _X__	   ___

b.	The securities were purchased prior to the
end of the first day on which any sales
were made, at a price that was not more
than the price paid by each other
purchaser of securities in that offering
or in any concurrent offering of the
securities (except, in the case of an
Eligible Foreign Offering, for any rights
to purchase required by laws to be granted
to existing security holders of the
Issuer) or, if a rights offering, the
securities were purchased on or before the
fourth day preceding the day on which the
rights offering terminated.				      _X__	   ___

c.	The underwriting was a firm commitment
underwriting.						      _X__	   ___

d.	The commission, spread or profit was
reasonable and fair in relation to that
being received by others for underwriting
similar securities during the same period.	     __X_	   ___

e.	In respect of any securities other than
Eligible Municipal Securities, the issuer
of such securities has been in continuous
operation for not less than three years
(including the operations of predecessors).	      _X__	   ___

f.	Has the affiliated underwriter confirmed
that it will not receive any direct or indirect
benefit as a result of BlackRock's participation
in the offering?				                  __X_	   ___




Approved: _    Kevin Schiatta___________   Date:_10/18/07________